UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: August 14, 2008
(Date of earliest event reported)

NDS Group plc
(Exact name of registrant as specified in its charter)

England and Wales	000-30364	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Heathrow Boulevard, 286 Bath Road, West Drayton,
Middlesex, United Kingdom	UB7 0DQ
(Address or principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   +44 20 8476 8000

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 14, 2008, NDS Group plc (the “Company”), News Corporation and two newly incorporated subsidiaries of funds advised by Permira Advisers LLP (the “Permira Newcos”) issued a press release announcing that the Company has signed an agreement pursuant to which News Corporation and the Permira Newcos would acquire all issued and outstanding NDS Series A ordinary shares, including those represented by American Depositary Shares traded on the NASDAQ Stock Market, for the previously announced per-share consideration of $63 in cash. The consummation of the transaction would result in the Company ceasing to be a public company, and the Permira Newcos and News Corporation owning approximately 51% and 49% of NDS, respectively. Approximately 67% of the NDS Series B ordinary shares held by News Corporation would be cancelled in exchange for $63 per share in a mix of cash of approximately $1.52 billion and a $242 million vendor loan note. The closing of the transaction is conditioned upon, among other things, the approval of the transaction by holders of our Series A ordinary shares, the approval of the High Court of Justice of England and Wales, the receipt of certain regulatory approvals and certain other customary closing conditions. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

In addition, on August 14, 2008, the Company published an announcement in the United Kingdom of the agreement with News Corporation and the Permira Newcos. This announcement provides more details on the proposed Scheme of Arrangement, which, if approved, would govern the acquisition of all issued and outstanding NDS Series A ordinary shares. A copy of the announcement is attached hereto as Exhibit 99.2 and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit
Number	Description

99.1	Press release issued by NDS Group plc, News Corporation and the Permira Newcos, dated August 14, 2008

99.2	Announcement published in the United Kingdom by NDS Group plc, dated August 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 14, 2008	NDS Group plc

	By:	/s/ Alexander Gersh
Alexander Gersh
Chief Financial Officer

Exhibit Index:

Exhibit Number	Description

99.1	Press release issued by NDS Group plc, News Corporation and the Permira Newcos, dated August 14, 2008

99.2	Announcement published in the United Kingdom by NDS Group plc, dated August 14, 2008